EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Long-Term Incentive Plan of Boston Scientific Corporation of our reports dated February 17, 2011, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation, and the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 31, 2011